Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Nine Months Ended June 30, 2023

Huntington, WV   August 14, 2023- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated net income of $3.4 million, fully diluted earnings per share of $0.21, revenues of $85.5 million, and adjusted EBITDA of $7.5 million for the three months ended June 30, 2023. The Company had a backlog of $185.9 million (unaudited) at June 30, 2023, as compared to $142.3 million (unaudited) and $135.0 million (unaudited) at September 30, 2022 and June 30, 2022, respectively.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with the results for our quarter ended June 30, 2023. The $85.5 million in revenue is the largest amount generated in any quarter by the Company in its history. Additionally, the $3.4 million in net income for the quarter is the second largest in the Company’s history behind only the fourth quarter of fiscal year 2020. During the first six months of fiscal year 2023, we made an investment in personnel to increase business opportunities. We are starting to see the results of that investment with the quarter ended June 30, 2023.” Reynolds continued, “We have a backlog of $185.9 million (unaudited) at June 30, 2023 and continue to see opportunities across all of our business lines. We are looking forward to a strong close of fiscal year 2023 and continuing to grow the Company in fiscal year 2024.”

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2023 and 2022 (unaudited):

		As Restated		As Restated
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	$85,529,892	$51,171,939	$199,245,920	$129,223,642
Cost of revenues	74,650,897	44,754,346	178,480,010	114,632,057
Gross profit	10,878,995	6,417,593	20,765,910	14,591,585
Selling and administrative expenses	5,283,617	3,821,043	16,487,502	10,870,677
Income from operations	5,595,378	2,596,550	4,278,408	3,720,908
Other income (expense)
Interest income	-	-	196	576
Other nonoperating expense	(72,338)	(174,957)	(163,525)	(438,195)
Interest expense	(639,888)	(231,265)	(1,713,862)	(623,498)
Gain on sale of equipment	30,136	58,311	47,073	418,103
	(682,090)	(347,911)	(1,830,118)	(643,014)
Income before income taxes	4,913,288	2,248,639	2,448,290	3,077,894
Income tax expense	1,497,742	651,396	767,970	945,216
Net income	$3,415,546	$1,597,243	$1,680,320	$2,132,678

Weighted average shares outstanding-basic	16,602,556	16,449,829	16,659,169	16,270,499
Weighted average shares-diluted	16,602,556	16,449,829	16,659,169	16,270,499

Earnings per share	$0.21	$0.10	$0.10	$0.13
Earnings per share-diluted	$0.21	$0.10	$0.10	$0.13

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

		As Restated		As Restated
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	Unaudited	Unaudited	Unaudited	Unaudited
Net income	$3,415,546	$1,597,243	$1,680,320	$2,132,678
Add: Income tax expense	1,497,742	651,396	767,970	945,216
Add: Interest expense	639,888	231,265	1,713,862	623,498
Add: Non-operating expense, net of interest income and gain on sale of equipment	42,202	116,646	116,256	19,516
Add: Amortization of intangible assets	135,820	111,842	401,221	307,698
Add: Depreciation expense	1,727,055	1,413,638	5,356,166	4,006,663
Adjusted EBITDA	$7,458,253	$4,122,030	$10,035,795	$8,035,269

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact:  Douglas Reynolds, President

 (304)-522-3868